Filed pursuant to Rule 433(f) under the Securities Act of 1933
Free Writing Prospectus, dated January 27, 2021
Relating to the Preliminary Prospectus, dated January 25, 2021
Registration Statement No. 333-251767

Qualtrics International Inc.
Free Writing Prospectus Published or Distributed by Media

This free writing prospectus relates to Amendment No. 3 to the Registration Statement on Form S-1 (File No. 333- 251767) (the “Registration Statement”) that Qualtrics International Inc. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Company is making this filing pursuant to Rule 433(f) under the Securities Act of 1933, as amended.

On January 27, 2021, CNBC (the “Publisher’), published an article (the “Article”) on its website (cnbc.com), which included quotes from Christian Klein, the chief executive officer of SAP SE, the parent company of the Company, related to the Company and the offering. Mr. Klein is also a director of the Company. The quotes from Mr. Klein were sourced from an unscripted, live media interview that occurred on January 27, 2021 as part of a broader discussion of SAP SE’s business and the industry. Neither the Company, SAP SE nor Mr. Klein participated in the preparation of or reviewed the Article prior to publication. The full text of the Article is reproduced below.

The Publisher is unaffiliated with the Company, SAP SE, the underwriters and all other offering participants. No payment was made nor consideration given by or on behalf of the Company, SAP SE, any underwriter or other offering participant for the Article or its dissemination.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. The registration statement has not yet become effective. Shares of the Company’s Class A common shares may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, any underwriter participating in the offering will arrange to send you the prospectus if you request it. A copy of the prospectus may be obtained from Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, Second Floor, New York, NY 10014; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by email at prospectus-eq_fi@jpmorgan.com or by telephone at (866) 803-9204; BofA Securities, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte, NC 28255-0001, Attn: Prospectus Department, or via email: dg.prospectus_requests@bofa.com; Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (888) 603-5847; Deutsche Bank Securities, Attn: Prospectus Department, 60 Wall Street, New York, New York 10005, telephone: 800-503-4611 or via email: prospectus.cpdg@db.com; Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, New York 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; HSBC, 452 5th Avenue, New York, NY 10018, telephone: 1-877-429-7459, or via email: ny.equity.syndicate@us.hsbc.com; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, or by telephone at (800) 831-9146; BMO Capital Markets, 3 Times Square, New York, NY 10036, Attention: Equity Syndicate Department, by telephone at (800) 414-3627 or by email to bmoprospectus@bmo.com; and Truist Securities, 303 Peachtree Street, Atlanta, GA 30308, Attn: Prospectus Department, tel.: 800-685-4786, email: TSIdocs@Truist.com.

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SAP CEO says Qualtrics $1.5 billion IPO is ‘massively oversubscribed’

Sam Shead
CNBC.com
Published Wed, Jan 27 2021 5:06 AM EST
Updated Wed, Jan 27 2021 5:53 AM EST

KEY POINTS
•SAP Chief Executive Christian Klein said investor demand for shares in enterprise software firm Qualtrics is outstripping supply ahead of the company’s stock market debut.
•SAP acquired Qualtrics in November 2018 for $8 billion and in July 2020, announced that it intended to take the company public.
•The listing could see Qualtrics achieve a market capitalization of up to $14.6 billion.

LONDON — SAP Chief Executive Christian Klein said investor demand for shares in enterprise software firm Qualtrics is outstripping supply ahead of the company’s stock market debut.

SAP acquired Qualtrics in November 2018 for $8 billion and in July 2020, announced that it intended to take the company public.

“We are looking forward to the IPO, which is, by the way, massively oversubscribed,” Klein said in an interview with CNBC’s Squawk Box Europe on Wednesday.

Qualtrics is aiming to raise as much as $1.46 billion through the IPO, which could take place imminently. In an amended filing with the U.S. Securities and Exchange Commission on Monday, it said it plans to sell 50.4 million shares at $27 to $29 each. The firm previously filed to sell 49.2 million at $22 to $26 each. The listing could see Qualtrics achieve a market capitalization of up to $14.6 billion. SAP plans to use the Qualtrics IPO to help repay $1.76 billion of debt, according to the filing.

“The acquisition is a massive success.,” said Klein, who was appointed sole CEO last April, adding that SAP has doubled Qualtrics’ revenue.

He added: “They have done so well inside the SAP customer base, and now we are opening them up. They can also now penetrate the market outside of our customer base.”

Klein said SAP will remain the majority shareholder in Qualtrics after it goes public and that the company “will benefit fully from the success of Qualtrics after the IPO.”